                                                                    Exhibit 10.5

                                 LEASE AGREEMENT



--------------------------------------------------------------------------------
CONFIRMATION OF EXECUTION

: I hereby enter into this agreement based on full understanding of its provisions.

   [] Any verbal agreement not stipulated in this lease agreement shall be invalid.

   [] Any payment in relation to this agreement must be deposited with a bank account designated by the lessor. I may not claim the effect of any payment made otherwise.

                        Lessee    Widerthan.Com Company
                               ----------------------------
--------------------------------------------------------------------------------



                     K1 Corporate Restructuring Real Estate
                        Investment Trusts Company, Ltd.

                                 LEASE AGREEMENT

This Lease Agreement on the leased property specified in the Article 1, entered into Between K1 Corporate Restructuring Real Estate Investment Trusts
Company (hereinafter referred to as the "Lessor" or "K1"), and WiderThan.Com Company (hereinafter referred to as the "Lessee"), witness as follow

Article [Property for lease] The lessor shall lease the property for lease contemplated by this agreement to the lessee, who shall in turn pay the consideration for such lease, pursuant to the Article 3.

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    Location            Chungjung-ro 3Ga 463, Seodaemun-gu, Seoul
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
Name of building        K1 REIT Building
--------------------------------------------------------------------------------
Space for lease         14th, 15th, 16th, and 17th floor of the same
                        building (a total of 4 floors)
--------------------------------------------------------------------------------
Area of leased space    5715.63 m(2)(1,728.97 pyong)          Type        Office
--------------------------------------------------------------------------------

Article 2 [Term of the lease agreement] The term of this lease agreement shall be from October 11, 2003 through October 10, 2006. However, unless intention of termination is notified by either party by 3 months prior to the expiration of this agreement, the term of this agreement shall be automatically extended for one year.

Article 3 [Deposit] (1) The lessee shall deposit a leasehold deposit with no interest to the lessor as follow:

--------------------------------------------------------------------------------
                        Amount                                   Date of payment
--------------------------------------------------------------------------------
Initial payment     KRW 100,000,000                                2003.10.17.
--------------------------------------------------------------------------------
Interim payment     KRW 330,000,000                                2003.10.31.
--------------------------------------------------------------------------------
Final payment       KRW 382,610,000                                2003.11.24.
--------------------------------------------------------------------------------
Total deposits      KRW 812,610,000
--------------------------------------------------------------------------------

(2) In the event that the lessee fails to pay the rent, maintenance expense and other expenses within the due date, the lessor may deduct such expenses/fees from the leasehold deposit on his discretion to collect the rent or other expense receivable.

(3) The lessee may not substitute the leasehold deposit for monthly rent, maintenance fees and other expenses; the lessee may not assign his right to the leasehold deposit to a third party, nor put a lien or pledge on the leasehold deposit.

Article 4 [Rent] The lessee shall pay the monthly rent of KRW 81,261,000 (KRW 47,000 per pyong) to the lessor on the 5th day of each month (In case that the due date falls on a bank holiday, the due date shall be the next day; the first rent shall be paid in advance on the first day this lease agreement becomes effective). (Value-added tax is a separate.)

Article 5 [Maintenance expense] The lessee shall pay KRW 43,224,000(KRW 25,000 per pyong) as the building maintenance expense, on the 5th day of each month (In case that the due date falls on a bank holiday, the due date shall be the next day; the first maintenance fee shall be paid in advance on the first day this lease agreement becomes effective). For maintenance of special facilities, including digital sign board, computer equipment, air conditioners/heating system, installed independently by the lessee, and wastes (e.g. waste disposal from furniture and fixtures, and construction materials, etc), the lessor shall charge the relevant maintenance expense to the lessee on out-of-pocket basis, and the lessee shall pay such maintenance expense to the lessor by the date specified by the lessor. However, although the lessor may only charge the quantifiable expenses, e.g. electricity bill, without prior discussion, regarding the expenses not quantifiable, the lessor shall discuss with the lessee before billing. (Value-Added tax is a separate.)

Article 6 [Method of payment] The amount due pursuant to the Article 3,4,5 and 8 of this agreement shall be paid via depositing to a bank account designated by the lessor; in case that the lessee made payment in method other than above, he may not claim the effectiveness of such payment. The lessor shall make notice of the bank account to which such payment shall be deposited to the lessee before the due date.

Article 7 [Adjustment of leasehold deposit, rent and maintenance expenses] The leasehold deposit, rent and maintenance expenses (including the fees payable in advance) pursuant to the Article 3,4 and 5 of this agreement shall be increased beginning on 11th day of October each year, automatically at a rate agreed between the lessor and lessee at the time of executing this agreement. However, in the event that adjustment of amount is deemed necessary in consideration of inflation of the consumer price in the previous year, prevailing lease rates of comparable nearby buildings, trend of urban development in the region, and remarkable change in economic conditions, the rate of increase shall be adjusted upon mutual discussion.

Article 8 [Calculation of rent/maintenance fees, penalty for delayed payment]
(1) The calculation of the rent and maintenance fees pursuant to the Article 4 and 5 shall begin on the date this agreement becomes effective, regardless of whether the lessee actually uses the property for lease contemplated by this agreement.

(2) In the event that the lease pursuant to this agreement commences or is terminated in the middle of a month, the amount of rent and maintenance fee shall be calculated on a daily basis.

(3) In the event that the lessee delays the payment of leasehold deposit, rent or maintenance fee, he shall pay the delay penalty equivalent to an interest on the delayed portion calculated at the annual rate of 18%.

(4) The lessor may, for the purpose of urging the lessee to pay the delayed rent or maintenance fee, restrict the use of public facilities inside the leased building, or restrict the use of other facilities, such as air conditioner, electricity and water supply. In such event, the lessee may not raise any objection to lessor's action.

(5) The order of payment by the lessee shall be: delay penalty, parking lot fee, maintenance expense, rent, and leasehold deposit.

Article 9 [Use of parking lot] 1 The lessee may park 8 vehicles per leased floor (a total of 32 vehicles), free of charge.

2 In case the lessee wishes to park vehicles in excess of those mentioned above, he shall pay a monthly parking fee of KRW 150,000(exclusive of value-added tax) per vehicle in advance.

Article 10 [Assignment or sublease] (1) The lessee may not, without lessor's prior written consent, assign his rights under this agreement to a third party, engage in any activities of disposition, including put a lien or pledge on a leased property, or sublease all or part of the property for lease contemplated by this agreement.

(2) The lessee may not, without lessor's prior written consent, have a third party other than the lessee use the property for lease contemplated by this agreement or attach a third party's title to the right to the property.

Article 11 [Right of use of the property for lease] (1) In leasing the property for lease contemplated by this agreement, the lessee shall acquire right to use the property in question by completing the full payment of the leasehold deposit.

(2) With respect to the property for lease, the lessee may not claim any rights other than the right to occupy and use as the lessee.

(3) The lessee may not use the property for lease in question for any purpose other than business office.

(4) The lessor may restrict operation of elevators, air conditioners, and supply of water/electricity during the hours other than those of normal business operation hours (from 8:00 AM to 7:00 PM of days other than legal holidays and Sundays, and from 8:00 AM to 3:00 PM on Saturday). However, in case stipulated otherwise by Maintenance Agreement, the definitions of normal operation hours and non-operation days shall follow the provisions of such Maintenance Agreement.

(5) In the event that the lessee requests, in written form, extension of hours for use of facilities (lighting and air-conditioning/heating equipment etc.), including those in customer-service space beyond normal operating hours, the lessor shall comply with such requests, to the extent they do not obstruct the maintenance of the building. In such case, the lessee shall pay the lessor the extra expense related to the extension of usage hours.

Article 12 [Obligation of notification] In the event that any of the events described below occurs, the lessee shall immediately make notice to the lessor, with attachment of relevant documents.

1. Change of address, company name, or representative

2. Change of entity's status (e.g. from private to corporate entity or vice versa)

3. Material changes that would have effect on the lease agreement in the commercial registry

Article 13 [Method of notification or direction] Any directions or notifications by the lessor, pursuant to the provisions of this agreement, shall have effect when delivered to the lessee or user of the lessee via written or verbal communication.

Article 14 [Protection of property] (1) During the period of this agreement, responsibilities of thorough safety management on the property of lessee shall lie with the lessee; the lessor shall not bear any liabilities for damage or loss of the property of the lessee.

(2) The lessor may hire and manage security guard(s) for the purpose of guarding corridors and other public facilities within the building.

(3) The lessee may, at his own expense, insure the property for lease contemplated by this agreement against potential disasters, such as fire, electricity accident and earthquake, during the period of this agreement; the lessee may, at his own expense, enter into a business discontinuance insurance policy, which guarantees against any business loss resulting from the property damage, or pay the premium of such insurance policy to the lessor. The lessor shall not be liable for contingent loss for damage of leased property or loss of revenue resulting from accident to the property, except those covered by the insurance policy.

In the event that insurance premium born by the lessor described in the paragraph 3 above increases as a result of activity of the lessee or facilities installed by the lessee, such increased portion shall be born by the lessee.

Article 15 [Restrictions] The lessee shall not conduct following activities within the property for lease contemplated by this agreement.

1. Installing signboard or other advertising materials which would arise unpleasant feeling to the public or obstructing facilities for common use; leaving its inventories in common areas

2. Bringing in or keeping in dangerous substances, such as explosives, substances noxious to human body, materials that might provoke unpleasant feeling or damage the property, or other materials prohibited by the lessor.

3. Breeding animals except aquarium fish, or any other activities that might provoke unpleasant feeling or disgust other lessee(s)

4. Installing lodging facilities, or any other activities of using the leased property for purposes other than those specified in this agreement

5. Dealing with or selling materials or products defined by relevant authorities as unlawful, within the leased property

6. Installing vending machine or selling liquor or other beverages without consent of the lessor

7. Any other business activities that would breach the objectives of this lease agreement

Article 16 [Taxes and dues] Any value-added taxes resulting from this agreement shall be born by the lessee. However, portion of value-added tax on the leasehold deposit, which would be deemed as part of rent, shall be borne by the lessor.

Any taxes and dues imposed on facilities or equipment installed as necessitated by the lessee, shall be born by the lessee.

Article 17 [Adding or modifying facilities in the leased property] If the lessee wishes to add or modify facilities in the leased property, he shall make request to the lessor providing layouts and specifications, and obtain the approval in advance. Upon the approval of the lessor, the lessee may conduct the following activities at his own expense. However, for the purpose of universality of building facilities, the supervision of relevant work may be conducted by the lessor or a supervisor designated by the lessor.

1. Installing or modifying interior design, partitions or advertising equipment in the leased property

2. Installing or relocating power supplies (high or low voltage electricity) other than those already installed, installing telephone lines, or installing/relocating/expanding/alteration water supply facilities

3. Installing temperature/dampness controlling facilities in the leased property for the purpose of operating IT room

Article 18 [Repair] o The cost of repair on the walls, floors and ceilings of the leased property, resulting from damage, abrasion, or decolorization, shall be born by the lessor. However, the cost of repairing the portion of the property modified as necessitated by the lessee, and the cost of repair resulting from negligence or necessity of the lessee shall be born by the lessee.

o In the event that the lessee finds a spot in need of repair pursuant to the paragraph 1 above, he shall notify it to the lessor immediately. In case that the lessee wishes to repair on his own, he shall discuss with the lessor in advance.

o In the event that a damage was resulted by the negligence of the lessee and repair is deemed inevitable by the lessor for the purpose of maintaining the building, the lessor may perform necessary repair after discussing with the lessee, and charge actual cost to the lessee. In such case, the lessee shall pay the repair cost.

Article 19 [Investigation right and access right] o If it is acknowledged that the lessee is likely to breach the terms of the agreement in material degree, or cause serious damage to the reputation or credit status of the lessor, the lessor may conduct investigation on the lessee, who shall comply with lessor's request for investigation.

o In the event that the lessor requests the lessee to authorize his access to the leased property for the purpose of management (e.g. maintenance of the building, operation of facilities, inspection, fire/crime prevention, rescue activities, and/or sanitation measures), the lessee shall comply with such request, if there is no particular reason for otherwise.

o In the event that a emergency occurs and there is no time for request for access, the lessor may access the leased property despite the absence of the lessee, to counter such emergency and the lessee comply with this

Article 20 [Damage compensation and indemnification of the lessee] o The lessee shall duly manage the leased property and other property borrowed from the lessor with faith.

o In the event that damage or loss is incurred by the lessor or a third party as a result of negligence or deliberate misconduct of the lessee, including its employees or visitors, the lessee shall immediately notify it to the lessor, and compensate for the damage incurred by the lessor and/or a third party, or recuperate the original state.

o The calculation of the amount of damage mentioned in the paragraph 2 above shall follow the method determined by the lessor, in accordance with the market value at the time of compensation. For any delay of such damage compensation, provisions of Article 8.4 shall apply.

o The lessor shall not be liable for damage or loss incurred by the lessee or a third party as a result of reasons beyond his control (e.g. earthquake, flood, war, riot and other causes defined by the law as force majeure) or reasons not attributable to the lessor.

Article 21 [Change of lessor] The effect of this agreement shall survive any changes in the ownership or management right in relation to the property for lease defined by the Article 1. However, the lessor shall notify such change to the lessee immediately.

Article 22 [Return of the leasehold deposit] o Upon termination of this lease agreement, and upon the return of the leased property by the lessee, the lessor shall return the leasehold deposit to the lessee immediately. However, any rent or maintenance fees left shall be deducted from the leasehold, and the lessor shall return the deposit after reviewing the recovery of original state mentioned in the Article 25.

o In regard to the paragraph 1 above, for the expenses (e.g. maintenance fees) that usually cannot be calculated until the date of evacuation of the leased property, the lessor shall deduct the amount twice as much as the maintenance fee of the previous month, and make settlement afterwards.

Article 23 [Lessor's right to terminate the agreement] In the event listed below, the lessor may terminate the agreement immediately without notice to the lessee despite provisions of Article 24.2 and 24.3, and take necessary legal measures to evacuate the leased property. In this case, the fact that the lessor keeps the leasehold deposit in his custody may not constitute any reason or excuse for lessee's refusal to evacuate the building.

1. When the lessee has failed to pay the full amount of leasehold deposit to the lessor by the date this agreement becomes effective.

2. When the lessee has delayed the payment of rent, maintenance fees or other expenses for more than 2 months.

3. When the lessee has assigned his right to claim for the leasehold deposit to a third party, or placed collateral on it.

4. When a third party seize, or puts under provisional seizure or disposition, the leasehold deposits; or when it is acknowledged that further enforcement of this agreement is impossible due to reasons attributable to the lessee, e.g. court ruling for incompetency, quasi-incompetence, bankruptcy, reorganization, etc.

5. When property of the lessee is seized or put under provisional disposition, court-ordered auction or bankruptcy application.

6. When it is acknowledged that the lessee cannot continue to comply with this agreement due to serious changes in his assets, credit status, or business operation.

7. When the lessee does not comply with lessor's request to discuss adjustment of the rent and others pursuant to the Article 7.

Article 24 [Termination of the agreement] o In the event that the lessee terminates this agreement before the agreement becomes effective, the earnest deposit paid by the lessee shall belong to the lessor, as penalty for breach of the contract.

o In the event that either party wishes to terminate the agreement in the middle of the contract period, he shall notify to the other party the date of termination by no later than 6 months prior to date of termination in written form.

o In case such notice is made in written form within 6 months prior to the originally scheduled date of termination, the date that 6 month has lapsed from date of notice shall be the date of contract termination.

o In the event that the agreement is terminated before expiration of this agreement for reasons specified in Article 23.2 through 23.8 or paragraph 2 of this Article, a party responsible for such termination shall pay the amount mutually agreed to the other party as compensation for damage.

o Despite paragraph 2 and 3 of this Article, the lessor may not terminate this agreement for 2 years and 6 months after this agreement becomes effective, unless there is reasons attributable to the lessee as described in the Article 23.

Article 25 [Recovery of original state and evacuation] o Upon expiration or termination of this agreement, the lessee shall take his belongings out of the leased property, and return all of the leased property to the lessor.

o Upon evacuation, the lessee shall recover, at his own expense, original state of all internal facilities, partitions, interior/exterior wall or any other structures that have been modified by the lessee or different from the original state and obtain confirmation and approval of the lessor. Any expense related to investigation to verify the recovery works shall be born by the lessee.

o If evacuation and recovery of original state are not completed within 14 days following the expiration or termination of the lease agreement, the lessor may recover the original state on his own and move property of the lessee to other place, such as warehouse. In such case, all expenses related to recovery of original state, transportation and warehousing shall be born by the lessee. The lessor may charge 18% of interest on the leasehold deposit for the period from 3 days after the termination of the agreement until evacuation/recovery of original state is completed, deducting it from the leasehold deposit to return to the lessee.

o In regard to the property kept in custody pursuant to the paragraph above, the lessor may dispose such property in appropriate manner and receive any proceed, with lapse of certain period after making notice to the lessee.

o In the event that the lessor requests to execute 'the memorandum of compromise prior to lawsuit' In regard to this lease agreement, the lessee shall comply with such request. Any related expenses shall be shared equally between both parties.

Article 26 [Manager] o In order to ensure proper management of the leased property and the building, the lessor may appoint its affiliate or a qualified third party as manager.

o The manager mentioned in the paragraph above shall have same rights and obligations as the lessor, as representative of the lessor.

Article 27 [Maintenance rules] The lessor or manager may establish, enforce and/or abolish the maintenance rules in order to ensure efficient maintenance of the building. Such maintenance rules shall be regarded as a part of this agreement. However, this agreement shall precede such maintenance rules.

Article 28 [Issues other than stipulated by this agreement] Any issues or disputes not stipulated by this agreement shall be settled by faithful discussion between the lessee and lessor, in accordance with rules and regulations of Republic of Korea and general practice of lease transactions.

Article 29 [Criteria of interpretation] In case that this agreement is prepared both in Korean and foreign language, and should any dispute or question arise in relation to the provisions of this agreement, the Korean version shall precede any other version prepared in foreign language.

Article 30 [Jurisdiction] The district court having jurisdiction over the location of the building shall have jurisdiction over any legal action instituted in relation to this agreement. (Seoul District Court).

In WITNESS WHEREOF, each of the lessor and lessee has reviewed the terms of this agreement above, and caused this lease agreement to be executed by signing. Each party shall retain a signed copy of this agreement.

                                                              October ----, 2003




                        Address: Samsung-dong 144-25, Gangnam-gu, Seoul
Lessor                  Name: K1 Corporate Restructuring Real Estate
                        Investment Co.

                                     /s/ Lee, Ho-gil
                                     -----------------------
                                     CEO Lee, Ho-gil
                                     Corporate registration No. 110111-2616534

                        Address: Yuksam-dong 720-4, Gangnam-gu, Seoul
Lessee                  Name: WiderThan.Com Co.

                                     /s/ Jin Woo So
                                     -----------------------
                                     CEO Jin Woo So
                                     Corporate registration number:
                                     110111-1998701

Change of address of lessee
Address:
Contact no.:

                          SPECIAL AGREEMENT PROVISIONS
                          ----------------------------

Article 1 [Definitions] The definitions used in this special agreement are as follow:

     1. "Main agreement" refers to the provisions of the lease agreement, excluding the special agreement provisions

     2. "Special agreement provisions" refers to those stipulated by this special agreement, other than the main agreement, but constitutes part of the lease agreement.

Article 2 [Effect of the special agreement] This special agreement provision shall precede the main agreement.

Article 3 [Change of title] In the event that the lessor assigns its title to the leased property to a real estate investment company (including union of promoters) as defined by Act on Real Estate Company or any other party that he chooses without changing any conditions that have been stipulated by the main agreement and special agreement provisions, the assignee shall automatically succeed this lease agreement, provided that the lessor makes written notice to the lessee. In such case, the lessee shall not raise any objection.

Article 4 [Method of securing the leasehold deposit] The lessor shall, upon the lessee's request, put the leasehold deposit right as a guarantee on repayment of the leasehold deposit paid by the lessee pursuant to the Article 3. However, any cost related to put of the leasehold deposit right shall be born by the lessee, and cost related to removal of the leasehold deposit right shall be born by the lessor.

Article 5 [Rate of increase] The rate of increase in leasehold deposit, rent and maintenance fees, to be separately agreed between the lessor and lessee pursuant to the Article 7 of the main agreement, shall be finalized at 5%.

Article 6 [Damage compensation] The amount of damage compensation, which was to be separately agreed between the lessor and less pursuant to the Article 24.4 of the main agreement, shall be finalized at a total of 3-month rent. In the event that a party notifies the other party of the termination of the agreement after 2-year lapse from the date this agreement has become effective, this provision shall not apply.

Article 7 [Free Rent] The lessee may use the leased property until November
24, 2003 (45 days) free of charge, for the purpose of facility installation and/or other interior construction (waiver of rent pursuant to the Article 4 of the main agreement). However, the lessee shall still pay the maintenance fees during such period.

Article 8 [Recovery of original state] The lessee shall occupy the common corridors at 14th and 17th floor in current condition. Despite the provision of the Article 25.2, the lessee shall not be obliged to recover the original state upon termination of the agreement.